IMMEDIATE  (September 18, 1997)

                Jay M. Kaplan
                Senior Vice President & Chief Financial Officer
                MEDIQ/PRN Life Support Services, Inc.
                (609)  662-3200

                MEDIQ ANNOUNCES ACQUISITION OF ITS REMAINING
                50% INTEREST IN SPECTRACAIR

         PENNSAUKEN, N.J. -- MEDIQ Incorporated (AMEX:MED) ("MEDIQ") announced today the acquisition of the remaining fifty percent (50%) interest in its SpectraCair Joint Venture from a subsidiary of Huntleigh Healthcare ("Huntleigh"). The terms of the acquisition were not disclosed. SpectraCair will become a division of MEDIQ/PRN Life Support Services ("PRN"), a wholly-owned subsidiary of MEDIQ. While the acquisition will not materially impact fiscal 1997 operating results, it is expected to have a positive impact on EBITDA and earnings in 1998 results.

         SpectraCair is a leading provider of a full range of therapeutic support surfaces on a rental basis to acute care, long-term care and homecare providers nationwide. SpectraCair will continue to purchase from Huntleigh and will remain a rental provider for these Huntleigh products in the acute care and long-term care marketplaces.

         Thomas E. Carroll, President and Chief Executive Officer said "This acquisition will give SpectraCair a singular market focus and should accelerate its growth in the pressure area care market. The SpectraCair sales force will remain separate but will be augmented by the PRN sales force in markets where SpectraCair does not have a current presence."

         MEDIQ, whose shares (MED and MED.Pr) and subordinated debentures (MED.NP) are traded on the American Stock Exchange, is the largest movable critical care and life support medical equipment rental business in the United States.

         Huntleigh is part of the Huntleigh Technology group of companies which produce and sell in more than 60 countries a wide range of high quality medical equipment designed to provide continuity of care from hospitals to nursing homes or home care.

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